Exhibit 99     Press Release


                                         South Jersey Financial Corporation, Inc

                                                                        CONTACT:
                                                             Robert J. Colacicco
                                           President and Chief Executive Officer
                                        South Jersey Financial Corporation, Inc.
                                                                  (856) 629-6000

                    SOUTH JERSEY FINANCIAL CORPORATION, INC.
                    ANNOUNCES COMPLETION OF STOCK REPURCHASE

Turnersville,   New  Jersey,   February  22,  2000  --  South  Jersey  Financial
Corporation, Inc., the holding company for South Jersey Savings and Loan Association, has announced the successful completion of its stock repurchase program. As previously announced, South Jersey Financial Corporation, Inc. had received regulatory authorization to purchase up to 5% of the Company's 3,603,759 outstanding shares. Accordingly, the Company has repurchased 180,188 shares of its common stock in the open market.

South Jersey Financial Corporation, Inc. completed its initial public offering of common stock in connection with the conversion of South Jersey Savings and Loan Association from a New Jersey-chartered mutual savings and loan association to a New Jersey-chartered stock savings and loan association, on February 12, 1999. In the conversion, South Jersey Financial Corporation, Inc. issued an aggregate of 3,793,430 shares of its common stock of which 3,512,435 were issued at a purchase price of $10.00 per share in a subscription offering and 280,995 shares were contributed to the South Jersey Savings Charitable Foundation, a charitable foundation established by the Association and the Company.

South Jersey Savings and Loan Association is headquartered in Turnersville, New Jersey, and operates through its three banking offices located in Gloucester and Camden Counties in Southwest New Jersey.